SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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INTERVIDEO, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release, announcing the signing of a definitive merger agreement by Corel Corporation and InterVideo, Inc., was jointly issued by Corel and InterVideo on August 28, 2006:

Corel Corporation Signs Definitive Agreement to Acquire InterVideo

Monday August 28, 8:10 am ET

Acquisition Creates Industry’s Broadest Portfolio of Digital Imaging and DVD Video Software

Transaction Positions Corel to Accelerate Revenue and Earnings Growth

OTTAWA & FREMONT, Calif.—(BUSINESS WIRE)—Aug. 28, 2006—Corel Corporation (NASDAQ:CREL - News; TSX:CRE - News) and InterVideo (NASDAQ:IVII - News) today announced that the two companies have entered into a definitive agreement for Corel to acquire InterVideo, a leading provider of multimedia DVD software, in an all-cash transaction at a price of $13 US per share or approximately $196 M.

InterVideo’s comprehensive suite of advanced digital video and multimedia software products allow users to record, edit, author, distribute and play digital multimedia content on PCs and other devices. In 2005, InterVideo acquired a majority interest in Ulead, a leading developer of video imaging and DVD authoring software for desktop, server, mobile and Internet platforms. These complementary solutions and the technologies they are based on have enabled InterVideo to deliver complete HD-DVD and Blu-Ray DVD solutions to market, just as the market for high definition video is beginning to gain momentum.

When the acquisition is completed, Corel will provide the industry’s broadest portfolio of digital media software ranging from photo sharing and image editing products to advanced digital imaging, video editing, and high-definition DVD creation and playback software. Customers and partners will now have access to a full breadth of popular, award-winning digital media brands including WinDVD®, WinDVD Creator, Ulead® Photo Impact®, Ulead® VideoStudio(TM), Ulead DVD Movie Factory®, and Corel® Paint Shop® Pro -- all from a single, trusted source.

By acquiring InterVideo, Corel is delivering on its strategy to accelerate revenue and earnings growth by acquiring complementary companies and technologies that will benefit from Corel’s global sales, marketing, and distribution capabilities. With a robust product line, strategic partnerships with leading OEM manufacturers, and an established presence in Asia Pacific and Europe, InterVideo will provide Corel with added critical mass to efficiently serve the growing consumer demand for digital media software. This acquisition is especially strategic for Corel given InterVideo’s strength in Asian markets, including China, Taiwan and Japan -- regions that Corel has targeted for expansion. InterVideo’s development centers across China and Taiwan provide Corel with a solid base from which to broaden its footprint in these key regions.

The companies share a common vision around delivering high quality, full-featured software to consumers through leading OEMs and Internet distribution channels. The companies also believe they will be able to realize meaningful efficiencies by eliminating redundant operational expenses and public company costs.

“We are pleased to announce Corel’s latest acquisition as a public company as we continue to execute our strategy to grow both organically and through the acquisition of complementary businesses that leverage our capabilities and scale in the packaged software market,” said David Dobson, CEO of Corel. “With outstanding products, talented employees and deep relationships with eight of the world’s top ten PC manufacturers, InterVideo represents a significant opportunity for Corel to deliver enhanced value to our shareholders. This acquisition will also benefit customers and partners as we expand our ability to provide flexible, bundled solutions that meet the needs of today’s digital media consumers.”

“Combining the strengths of InterVideo and Corel will provide the best return to our partners, customers and shareholders,” said Steve Ro, President and CEO of InterVideo. “Throughout our history and with our acquisition of Ulead in 2005, we have built a library of leading video and high definition products with more than 175 million lifetime installations of our WinDVD software. Corel shares our product and distribution strategy, creating immediate synergies to drive more value for our companies, our OEM partners and the end-consumer.”

The acquisition will be financed through a combination of Corel’s cash reserves, debt financing, and InterVideo’s cash and cash equivalents which stood at approximately $105 M as of June 30, 2006. The acquisition is subject to InterVideo shareholder approval, regulatory approvals, and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2006 and to be accretive in the second quarter after closing.

Directors and executive officers of InterVideo, including Steve Ro, Chinn Chin and Honda Shing, have entered into voting agreements pursuant to which they have agreed to vote their shares of InterVideo in favor of the merger.

Conference Call

Corel will host a conference call to discuss this announcement at 10:30 a.m. Eastern Time today. To access the conference call, please dial (800) 819-9193 or (913) 981-4911. A live webcast will also be available through Corel’s Investor Relations website at http://investor.corel.com/events.cfm.

Replay Information

An audio replay of today’s call will be available beginning at 1:30 p.m. Eastern Time on Monday, August 28, 2006 through Monday, September 4, 2006 by dialing (888) 203-1112, or (719) 457-0820 outside the U.S. and Canada, and using passcode 1414884.

Forward-Looking Statements:

This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks, some of which are discussed in the companies’ reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including, without limitation, Corel’s Prospectus dated April 25, 2006 and InterVideo’s 10-Q for the quarter ended June 30, 2006. Copies of Corel’s and InterVideo’s filings with the SEC can be obtained on their websites, or at the SEC’s website at www.sec.gov. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Corel and InterVideo undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release except as required by law.

About Corel Corporation

Corel is a leading global packaged software company with over 40 million users. The Company provides full-featured, easy-to-use productivity, graphics and digital imaging software and enjoys a favorable market position among consumers and small businesses. Corel’s products are sold in over 75 countries through an international network of resellers and retailers, original equipment manufacturers (OEMs), and Corel’s global websites. The Company’s product portfolio features well-established, globally recognized brands including CorelDRAW® Graphics Suite, Corel® WordPerfect® Office, WinZip® ,Corel® Paint Shop® Pro, Corel® DESIGNER(TM), and Corel Painter(TM). Headquartered in Ottawa, Canada, Corel is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE. To learn more, please visit www.corel.com.

About InterVideo, Inc.

InterVideo is a leading provider of integrated digital and high-definition multimedia and audio/video content solutions in the PC, CE and wireless industries. The company’s broad suite of integrated multimedia software products are designed to enhance the consumer’s entertainment experience, whether the content is delivered to a home system, HDTV set, wireless system, mobile or personal multimedia device. InterVideo’s unique iMobi(TM) multimedia codec technologies are widely used by Smartphones, GPS units and portable entertainment device OEMs and ODMs to enhance music and video enjoyment...anyplace, anytime. The firm’s worldwide headquarters is at 46430 Fremont Blvd, Fremont, CA, 510-651-0888, InterVideo also has major offices in Taiwan, Japan, Mainland China and around the globe. For more information, visit www.intervideo.com.

In connection with the merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the SEC. Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd. Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by InterVideo with the SEC.

© 2006 Corel Corporation. All rights reserved. Corel, CorelDRAW, WordPerfect, WinZip, Paint Shop, Designer, Painter, and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. InterVideo and WinDVD are registered trademarks and WinDVD Creator is a trademark of InterVideo. All other trademarks are the property of their respective holders.

CRELF

Contact:

Corel Corporation

Gail Scibelli, 617-539-9984 (Press)

gail.scibelli@corel.com

  or

Marken Communications (for InterVideo)

Andy Marken, 408-986-0100 (Press)

andy@markencom.com

  or

The Blueshirt Group (for Corel)

Todd Friedman, 415-217-7722 (Investor Relations)

todd@blueshirtgroup.com

Stacie Bosinoff, 415-217-7722 (Investor Relations)

stacie@blueshirtgroup.com

  or

The Blueshirt Group (for InterVideo)

Erica Abrams, 415-217-5864 (Investor Relations)

erica@blueshirtgroup.com